CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333-126369, 333-55732, 333-28701, and 333-03631 on Form S-8 of our reports dated
March 10, 2008, relating to the consolidated financial statements of Riviera Holdings Corporation and subsidiaries (which report includes an explanatory paragraphs related to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, on January 1, 2007, and Statement of Financial Accounting Standards No.123(R), Share-Based Payment, on January 1,
2006) and the effectiveness Riviera Holdings Corporation internal control over financial reporting, appearing in this Annual Report on Form 10-K of Riviera Holding Corporation for the year ended December 31, 2007.


/s/ Deloitte & Touche LLP


Las Vegas, Nevada
March 12, 2008